Exhibit 99.1

ProShare Capital Management LLC Plans to Reduce Target Exposure

On Two ETFs

Bethesda, MD (February 26, 2018) – ProShare Capital Management today announced that the investment objective of two of its ETFs will change effective as of close of business on February 27, 2018.

ProShares Ultra VIX Short-Term Futures ETF (NYSE Arca: UVXY) will change its investment objective to seek results (before fees and expenses) that correspond to one and one-half times (1.5x) the performance of the S&P 500 VIX Short-Term Futures Index (“Index”) for a single day. The Fund’s investment objective currently is to seek results (before fees and expenses) that correspond to two times (2x) the performance of the Index for a single day. If the Fund were successful in meeting its new objective, on a day the Index rose 1%, the Fund should rise approximately 1.5%, before fees and expenses. Similarly, on a day the Index fell 1%, the Fund should fall approximately 1.5%, before fees and expenses.

ProShares Short VIX Short-Term Futures ETF (NYSE Arca: SVXY) will change its investment objective to seek results (before fees and expenses) that correspond to one-half the inverse (-0.5x) of the Index for a single day. The Fund’s investment objective currently is to seek results (before fees and expenses) that correspond to the inverse (-1x) of the Index for a single day. If the Fund were successful in meeting its new objective, on a day the Index fell 1%, the Fund should rise approximately 0.5%, before fees and expenses. Similarly, on a day the Index rose 1%, the Fund should fall approximately 0.5%, before fees and expenses.

Certain regulatory approvals will be required for the Funds to permanently pursue these new investment objectives. In the event that such approvals are not obtained, the Funds will consider other courses of action.

Important Considerations about the Funds:

•	The Funds do not track the performance of the CBOE Volatility Index (VIX) and can be expected to perform very differently from the VIX.

•	The Funds are intended for short-term use. The longer the holding period, the greater the potential for loss.

•	Unlike other asset classes that have tended to increase in price over long periods of time, the level of the VIX has tended to revert to a long-term average over time. As such, any gains from investments in the Funds may be constrained and subject to unexpected reversals as the VIX reverts to its long-term average.

•	VIX futures indexes may reflect significant costs associated with rolling VIX futures contracts. These costs can consistently reduce the returns of the Funds.

•	VIX futures indexes can be highly volatile, and investors in the Funds may be subject to the risk of large losses, including possibly losing their entire investment.

Media Contact:

Tucker Hewes, Hewes Communications, Inc., 212.207.9451, tucker@hewescomm.com

Investor Contact:

ProShares, 866.776.5125, ProShares.com

Any forward-looking statements herein are based on expectations of ProShare Capital Management at this time. Whether or not actual results and developments will conform to ProShare Capital Management’s expectations and predictions, however, is subject to a number of risks and uncertainties, including general economic, market and business conditions, changes in laws or regulations or other actions made by governmental authorities or regulatory bodies, and other world economic and political developments. ProShare Capital Management undertakes no duty to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Carefully consider the investment objectives, risks, charges and expenses of ProShares before investing. This and other information can be found in their prospectuses. Read them carefully before investing. Obtain them from your financial advisor or broker-dealer representative or visit ProShares.com.

Investing involves risk, including the possible loss of principal. ProShares ETFs are generally non-diversified and entail certain risks, including risk associated with the use of derivatives (future contracts, swap agreements, and similar instruments), imperfect benchmark correlation, leverage and market price variance, all of which can increase volatility and decrease performance. For more information on the risks related to investments in VIX futures contracts, correlation, leverage and other risks, please read the prospectus. Each Fund seeks its investment objective for a single day, not for any other period. A “single day” is measured from the time a Fund calculates its net asset value (“NAV”) to the time of the Fund’s next net asset value calculation. The NAV calculation time for the Funds is typically 4:15 p.m. (Eastern Time).

There is no guarantee any ProShares ETF will achieve its investment objective. ProShares ETFs may not be suitable for all investors.

Shares of the Funds may be bought and sold at market price (not NAV) and are not individually redeemed from the Funds. Brokerage commissions will reduce returns.

ProShares are distributed by SEI Investments Distribution Co., which is not affiliated with the Funds’ advisor or sponsor.

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